Agreement of Sale and Purchase

EnerVest Monroe Limited Partnership

EnerVest Monroe Pipeline, Ltd.

And

EnerVest Monroe Gathering, Ltd.

as Seller

and

EnerVest Production Partners, Ltd.

as Buyer

Dated March 7, 2007

TABLE OF CONTENTS

ARTICLE I. Definitions and References		1
Section 1.1.	Defined Terms	1

ARTICLE II. Property to be Sold and Purchased		2
Section 2.1.	Properties	2
Section 2.2.	Excluded Properties	3

ARTICLE III. Purchase Price		4
Section 3.1.	Purchase Price	4
Section 3.2.	Deposit	5

ARTICLE IV. Representations of Seller		5
Section 4.1.	Representations of Seller	5
(a)	Organization and Qualification	5
(b)	Due Authorization	5
(c)	Approvals	5
(d)	Valid, Binding and Enforceable	6
(e)	Litigation	6
Section 4.2.	Disclaimers	6
Section 4.3.	Disclosures	7
Section 4.4.	Buyer’s Knowledge	7

ARTICLE V. Representations of Buyer		7
Section 5.1.	Representations of Buyer	7
(a)	Organization and Qualification	7
(b)	Due Authorization	7
(c)	Approvals	7
(d)	Valid, Binding and Enforceable	7
(e)	No Litigation	8
(f)	No Distribution	8
(g)	Knowledge and Experience	8
(h)	Opportunity to Verify Information	8
(i)	Merits and Risks of an Investment in the Properties	8

ARTICLE VI. Covenants of Seller Pending Closing		8
Section 6.1.	Access by Buyer	8
Section 6.2.	Interim Operation	10
Section 6.3.	Preferential Rights and Consents	10
Section 6.4.	Hedging Contracts.	11

ARTICLE VII. Due Diligence Reviews		11
Section 7.1.	Review by Buyer.	11

ARTICLE VIII. Calculation of Defect Amount; Upward Adjustments		13
Section 8.1.	Procedures.	13

Section 8.2.	Amount of Certain Defects	13
Section 8.3.	Possible Upward Adjustments	14
Section 8.4.	Limitations	14

ARTICLE IX. Conditions Precedent to Closing Obligations		14
Section 9.1.	Conditions Precedent to the Obligations of Buyer	14
(a)	Representations True and Correct	14
(b)	Compliance with Covenants and Agreements	14
(c)	Price Allocation Limitations	15
(d)	Litigation	15
Section 9.2.	Conditions Precedent to the Obligations of Seller	15
(a)	Representations True and Correct	15
(b)	Compliance With Covenants and Agreements	15
(c)	Price Allocation Limitations	15
(d)	Litigation	15

ARTICLE X. Closing		16
Section 10.1.	Closing	16
Section 10.2.	Seller’s Closing Obligations	16
(a)	Delivery of Conveyance	16
(b)	Federal and State Conveyance Forms	16
(c)	Letters in Lieu	16
(d)	Turn Over Possession	16
Section 10.3.	Buyer’s Closing Obligations	17
(a)	Payment to Seller	17
(b)	Succession by Buyer	17

ARTICLE XI. Post Closing Actions		17
Section 11.1.	Transfer of Files	17
Section 11.2.	Notifications by Buyer	17

ARTICLE XII. Accounting Adjustments		17
Section 12.1.	Adjustments for Revenues and Expenses	17
Section 12.2.	Initial Adjustment at Closing	19
Section 12.3.	Adjustment Post Closing	19
Section 12.4.	No Further Adjustments	19

ARTICLE XIII. Assumption and Indemnification		20
Section 13.1.	Assumption and Indemnification By Buyer	20
Section 13.2.	Notice of Claim	20
Section 13.3.	No Commissions Owed	21

ARTICLE XIV. Casualty Losses		21
Section 14.1.	Casualty Loss	21

ARTICLE XV. Notices		21
Section 15.1.	Notices	21

LIST OF SCHEDULES AND EXHIBITS

Schedules -	I	Wells and Units with WI & NRI and Allocated Amount
	II	Conveyance
	III	Environmental Matters

Exhibits -	A	Property Descriptions
	A-1	Contracts and fee properties
	4.1(e)	Litigation

AGREEMENT OF SALE AND PURCHASE

This Agreement dated March 7, 2007, by and among EnerVest Monroe Limited Partnership (a/k/a EnerVest Monroe, LP), a Texas limited partnership (“EnerVest Partnership”), EnerVest Monroe Pipeline, Ltd., a Texas limited partnership (“EnerVest Pipeline”), and EnerVest Monroe Gathering, Ltd., a Texas limited partnership (“EnerVest Gathering”) (EnerVest Partnership, EnerVest Pipeline, and EnerVest Gathering are herein collectively called “Seller” and sometimes herein individually, as a “Party Seller”) and EnerVest Production Partners, Ltd., a Delaware limited partnership (herein called “Buyer”);

WITNESSETH:

ARTICLE I.
Definitions and References

Section 1.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:

“Agreement” shall mean this Agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

“Allocated Amount” shall have the meaning assigned to such term in Section 6.3.

“Applicable Environmental Laws” means all federal, state or local laws, rules, orders or regulations pertaining to health or the environment, including those relating to waste materials and/or hazardous substances.

“Asserted Defects” shall have the meaning assigned to such term in Section 7.1.

“Base Purchase Price” shall have the meaning assigned to such term in Section 3.1.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 10.1.

“Condition of the Properties” shall have the meaning assigned to such term in Section 13.1 (c).

“Consents” shall have the meaning assigned to such term in Section 6.3

“Conveyance” shall have the meaning assigned to such term in Section 10.2(a).

“Defect” shall have the meaning assigned to such term in Section 7.1.

“Defect Amount” means, with respect to each Property affected by an Asserted Defect, an amount determined by Seller and Buyer to account for such Asserted Defect.

“Deposit” shall have the meaning assigned to such term in Section 3.2.

“Effective Date” shall have the meaning assigned to such term in Section 10.2(a).

“Excluded Properties” shall have the meaning assigned to such term in Section 2.2.

“Indemnitee” shall have the meaning assigned to such term in Section 13.2.

“Oil and Gas Property” and “Oil and Gas Properties” shall have the meanings assigned to such terms in Section 2.1.

“Preferential Rights” shall have the meaning assigned to such term in Section 6.3.

“Properties” shall have the meaning assigned to such term in Section 2.1.

“Purchase Price” shall have the meaning assigned to such term in Section 3.1.

“Routine Governmental Approvals” shall have the meaning assigned to such term in Section 4.1(c).

“Seller’s Indemnified Claim” and “Seller’s Indemnified Claims” shall have the meanings assigned to such terms in Section 13.1.

“Seller’s Warranties” shall have the meaning assigned to such term in Section 4.2.

ARTICLE II.
Property to be Sold and Purchased

Section 2.1. Properties. Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a) All right, title and interest of Seller in and to the oil, gas and/or mineral leases, mineral servitudes and other mineral rights which are described on Exhibit A hereto and any ratifications or amendments to such leases; and

(b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands and depths described on Exhibit A hereto or described in any of the leases described on Exhibit A (including, without limitation, interests in oil, gas and/or mineral leases, mineral servitudes, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other mineral rights and interests insofar as they cover such lands), even though Seller’s interest therein may be incorrectly described in, or omitted from, such Exhibit A; and

(c) rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) to the extent that they relate to any of the properties described in subsections (a) and (b) above; and

(d) those certain natural gas gathering systems formerly know as the Coho Fairbanks Gathering System and the Coho Louisiana Gathering System located in Ouachita, Morehouse and Union Parishes, Louisiana, as more particularly described in Exhibit A hereto; and

(e) All fee properties described on Exhibit A-1 together with all buildings, compressors and other fixtures attached thereto and forming a part of said fee properties; and

(f) All rights, titles and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts to the extent that they are assignable and relate to any of the properties described in subsections (a), (b) and (c) above and are set forth on Exhibit A-2; and

(g) All rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment) located on the properties described in subsections (a), (b) and (c) above and used in connection with the exploration, development, operation or maintenance thereof.

The properties, rights and interests specified in the foregoing subsections (a), (b) and (c), except for the Excluded Properties, as defined below, are herein sometimes collectively called the “Oil and Gas Properties,” and individually an “Oil and Gas Property,” and the properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), (e), (f) and (g) except for the Excluded Properties, are herein sometimes collectively called the “Properties” and individually a “Property.”

Section 2.2. Excluded Properties. The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller:

(a) All rights and chooses in action, arising, occurring or existing in favor of Seller prior to the Effective Date or arising out of the operation of or production from the Oil and Gas Properties prior to the Effective Date (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Date);

(b) Any accounts payable accruing before the Effective Date;

(c) All corporate, financial, tax and legal (other than title) records of Seller;

(d) All contracts of insurance or indemnity subject to Section 14.1;

(e) All hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, as described in Section 12.1 and all proceeds attributable thereto;

(f) Any refund of costs, taxes or expenses borne by Seller attributable to the period prior to the Effective Date;

(g) Properties excluded from the purchase and sale contemplated by this Agreement under Section 6.3;

(h) Any other right or interest in and to the Properties to the extent attributable to the period prior to the Effective Date;

(i) Copies (but not the originals) of all files (described in Section 11.1);

(j) Except to the extent constituting suspended royalties, all deposits, cash, checks, funds and accounts receivable or received attributable to Seller’s interests in the Properties with respect to any period of time prior to the Effective Date;

(k) The GEPX Accounting System, tapes, data and program documentation and all tangible manifestations and technical information relating thereto;

(l) Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any affiliate of Seller or any business of Seller or of any affiliate of Seller; and

(m) Any documents withheld or not transferred pursuant to Section 11.1.

These excluded properties, rights and interests specified in the foregoing subsections (a) through (m), inclusive, of this Section 2.2 are collectively referred to as the “Excluded Properties.” Buyer shall not be responsible for, and Seller expressly retains, all liabilities related to the Excluded Properties, whether such liabilities arise before or after the Effective Date. It is understood that certain of the Excluded Properties may not be embraced by the term Properties. The fact that certain properties, rights and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall not be used to interpret the meaning of any word or phrase used in describing the Properties.

ARTICLE III.
Purchase Price

Section 3.1. Purchase Price. The purchase price for the Properties shall be Ninety Six Million Dollars ($96,000,000) (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the parties, being herein called the “Base Purchase Price”). Such Base Purchase Price may be adjusted as provided in Section 6.3 hereof (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the parties, being herein called the “Purchase Price”). The Purchase Price shall be paid in cash at the Closing as hereinafter provided.

Section 3.2. Deposit. Contemporaneously with the execution of this Agreement, Buyer has paid, into an interest bearing joint control account (the “Deposit Account”) established by Buyer, Seller and TIFD III-X LLC at Amegy Bank (the “Bank”) and requiring the written authorization of a representative of each party and TIFD III-X LLC for the disbursal of funds therefrom, the amount of $9,600,000 (such amount being herein called the “Deposit”). The Deposit shall bear interest at the rate established by Bank. In the event the transaction contemplated hereby is consummated in accordance with the terms hereof, the Deposit, plus the earned interest, shall be applied to the Purchase Price to be paid by Buyer at the Closing, and for federal income tax purposes, the party ultimately entitled to the Deposit and the interest accrued thereon in accordance with this Agreement shall report the interest earned on the Deposit. In the event this Agreement is terminated by Buyer or Seller in accordance with Section 9.1 or 9.2 below, the Deposit shall be returned to Buyer or retained by Seller as provided in such Sections. If the Deposit is paid to Buyer, or if Buyer receives credit for same against the Purchase Price paid at Closing, such payment, or credit, shall be in the amount of the Deposit plus the amount of such earned interest. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY.

ARTICLE IV.
Representations of Seller

Section 4.1. Representations of Seller. Seller represents to Buyer that:

(a) Organization and Qualification. Seller is duly organized and legally existing and in good standing under the laws of the state in which it was formed and is qualified to do business and in good standing in each state in which the Oil and Gas Properties are located where the laws of such state require Seller to so qualify with respect to the interest in the Oil and Gas Properties to be conveyed by it hereunder.

(b) Due Authorization. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c) Approvals. To Seller’s knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, except for (i) requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, (ii) approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities which are customarily obtained post-closing, and (iii) the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements).

(d) Valid, Binding and Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e) Litigation. Except as set forth on Exhibit 4.1(e), there are no (i) pending suits, actions, or administrative proceedings in which Seller is a party and has been served or (ii), to Seller’s Knowledge, pending written demands or claims, which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.2. Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4.1 ABOVE AND THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE TO BE DELIVERED AT CLOSING (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S WARRANTIES, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT (a) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (i) TITLE TO THE PROPERTIES, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, (ii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (iii) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, (iv) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, OR (v) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES, OR (b) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION.

Section 4.3. Disclosures. The matters set forth on the exhibits referred to in Section 4.1 are not necessarily matters that Seller is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.

Section 4.4. Buyer’s Knowledge. To the extent Buyer has knowledge as of the date of this Agreement or obtains knowledge at anytime between the date hereof and the Closing Date of any fact or facts contrary to any of the representations made by Seller in Section 4.1, no such representation will be deemed to have been untrue or incorrect. Buyer shall have no basis to assert a claim that any such representation made by Seller is untrue or incorrect.

ARTICLE V.
Representations of Buyer

Section 5.1. Representations of Buyer. Buyer represents to Seller that:

(a) Organization and Qualification. Buyer is duly organized and legally existing and in good standing under the laws of the state in which it was formed and is qualified to do business and in good standing in each state in which the Oil and Gas Properties are located where the laws of such state will require Buyer to so qualify with respect to the interest in the Oil and Gas Properties to be conveyed hereunder. Buyer is also qualified to own and operate oil and gas properties with all applicable governmental agencies having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer has met all bonding requirements of such agencies).

(b) Due Authorization. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c) Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, except for requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, and Routine Governmental Approvals.

(d) Valid, Binding and Enforceable. This Agreement constitutes (and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e) No Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f) No Distribution. Buyer is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.

(g) Knowledge and Experience. Buyer has (and had prior to negotiations regarding the Properties) such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Properties. Buyer is able to bear the risks of an investment in the Properties and understands risks of, and other considerations relating to, a purchase of the Properties.

(h) Opportunity to Verify Information. Buyer or one of its affiliates, as general partner of Seller and operator of the Oil and Gas Properties, has knowledge of the operations conducted on the Oil and Gas Properties and of Seller’s title to the Properties. As of the Closing, Buyer has been furnished with materials relating to the Properties requested by Buyer under this Agreement and has been afforded the opportunity to ask questions of the Seller (or a person or persons acting on its behalf) concerning the Properties. Buyer has made its own independent investigation of the Properties to the extent necessary to evaluate the Properties. At Closing, Buyer shall be deemed to have knowledge of all facts contained in all materials, documents and other information which Buyer or one of its affiliates has obtained as general partner of the Seller and as operator of the Oil and Gas Properties, or which have otherwise been furnished to Buyer, or to which Buyer has otherwise been given access.

(i) Merits and Risks of an Investment in the Properties. Buyer understands and acknowledges that: (i) an investment in the Properties involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Properties or made any finding or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Buyer; and (iii) except as set forth in Section 9.1 of this Agreement, Buyer is not entitled to cancel, terminate or revoke this Agreement.

ARTICLE VI.
Covenants of Seller Pending Closing

Between the date of this Agreement and the Closing Date:

Section 6.1. Access by Buyer

(a) Records. Seller will give Buyer, or Buyer's authorized representatives, at Seller's office and at all reasonable times before the Closing Date, access to Seller's records pertaining to the ownership and/or operation of the Properties (including, without limitation, title files, division order files, and production, severance and ad valorem tax records), for the purpose of conducting due diligence reviews contemplated by Section 7.1 below. Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer. Seller shall not be obligated to provide Buyer with access to any records or data which Seller considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO BUYER OR WITH RESPECT TO PROPERTIES TO WHICH THE INFORMATION RELATES, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

(b)  Physical Inspection. Seller shall make a good faith effort to give Buyer, or Buyer's authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, physical access to the Oil and Gas Properties for the purpose of inspecting same. Notwithstanding the above, Buyer’s inspection rights shall be limited to conducting a Phase I Environmental Site Assessment. Buyer recognizes that some or all of the Properties may be operated by parties other than Seller and that Seller's ability to obtain access to such properties, and the manner and extent of such access, is subject to such third parties. Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller (and, where Properties are operated by other parties, such other parties) regarding the actions of Buyer while upon, entering or leaving the Properties. Buyer shall furnish, free of costs, Seller with a copy of any written report prepared by or for Buyer related to any environmental investigation of the Properties as soon as reasonably possible after it is prepared.

(c)  Exculpation and Indemnification. If Buyer exercises rights of access under this Section 6.1 or otherwise, or conducts examinations or inspections under this Section or otherwise, then (i) such access, examination and inspection shall be at Buyer's sole risk, cost and expense and Buyer waives and releases all claims against Seller (and its partners and its and their affiliates and the respective directors, officers, employees, attorneys, contractors and agents of such parties) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of Seller’s directors, officers, employees, attorneys, contractors and agents in connection therewith and (ii) Buyer shall indemnify, defend and hold harmless Seller (and its partners and its and their affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 6.2. Interim Operation. Seller, as non operator, and Buyer (or an affiliate of Buyer) as operator, are parties to certain operating agreements (“Applicable Operating Agreements”) that provide for the operation of the Oil and Gas Properties. Seller shall perform and Buyer shall perform or cause its affiliates to perform their respective obligations under the Applicable Operating Agreements until the Closing Date. Seller will not sell or otherwise dispose of any material portion of the Oil and Gas Properties, except for sales or other dispositions of (i) oil, gas and other minerals in the ordinary course of business after production, or (ii) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability. Seller may allow any nonproducing leases that are part of the Oil and Gas Properties to expire by their own terms and Seller shall have no obligation to renew or extend any such nonproducing leases or to take any action or make any payment to keep them in effect. Should Seller receive (or desire to make) any proposals to drill additional wells on the Oil and Gas Properties, or to conduct other operations which require consent of non-operators under the applicable operating Agreements, it will notify Buyer of, and consult with Buyer concerning, such proposals, but any decisions with respect to proposals shall be made by Seller in its sole discretion, so long as the decisions are made in the ordinary course of business.

Section 6.3. Preferential Rights and Consents. Buyer (or one of its affiliates, as general partner of Seller) will be solely responsible for identifying the names and addresses of parties whose consent is required in order to assign the Properties to Buyer (“Consent”), or who have preferential purchase rights to purchase an Oil and Gas Property (“Preferential Rights”). Buyer (or one of its affiliates as general partner of Seller) will request from the parties so identified (and in accordance with the documents creating such rights), execution of such Consents and/or waivers of Preferential Rights. From and after the Closing, Buyer shall indemnify and hold Seller (and its partners and its and their affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorney’s fees) whatsoever that arise out of any failure to obtain Consents or waivers of Preferential Rights with respect to any transfer by Seller to Buyer of any part of the Properties and with respect to any subsequent transfers WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY. Buyer has allocated an amount of the Base Purchase Price to each Property as shown on Schedule I. If a party from whom a waiver of a Preferential Right is requested refuses to give such waiver, Seller will tender to such party the required interest in the Property (at a price equal to the “Allocated Amount” specified in Schedule I hereto for such Property, reduced appropriately, as determined by mutual agreement of Buyer and Seller, if less than the entire Property must be tendered), and to the extent that such Preferential Right is exercised by such party, and such interest in such Property is actually sold to such party so exercising such right, such interest in such Property will be excluded from the transaction contemplated hereby and the Purchase Price will be adjusted downward by the actual amount paid to Seller by the party exercising such right. Upon the exercise of any Preferential Rights after the Closing with respect to any Property conveyed to Buyer, Buyer will tender the required interest in such Property affected by such unwaived Preferential Right in accordance with such Preferential Right and shall be entitled to collect and retain the purchase price received from such purchaser.

Section 6.4. Hedging Contracts.Within one business day of the date of execution of this Agreement, Seller shall terminate all hedging contracts committing or securing hydrocarbon production from any of the Properties.

ARTICLE VII.
Due Diligence Reviews

Section 7.1. Review by Buyer. Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Defects (as below defined) exist. Buyer’s investigation regarding any environmental matters, shall be limited to conducting a Phase I Environmental Site Assessment on the Oil and Gas Properties. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer's attention which would constitute a Defect, and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer shall notify Seller in writing of such Defects as soon as the same are identified by Buyer (such Defects of which Buyer so provides notice are herein called "Asserted Defects"), but in no event later than March 27, 2007 (“Defect Deadline”). Such notification shall include, for each Asserted Defect, (i) a description of the Asserted Defect and the wells and/or units listed on Schedule I to which it relates and all supporting documentation reasonably necessary to fully describe the basis for the Defect, (ii) for each applicable well or unit , the size of any variance from "Net Revenue Interest" or "Working Interest" which does or could result from such Asserted Defect and (iii) the Defect Amount that Buyer proposes for such Asserted Defect. All Defects with respect to which Buyer fails to so give Seller notice will be deemed waived for all purposes. All access to Seller’s records and the Properties in connection with such due diligence shall be subject and pursuant to Section 6.1 (including, without limitation, the exculpation and indemnification provisions contained in Section 6.1(c)).

(a) Nature of Defects. The term "Defect" as used in this Section shall mean the following:

(i) NRI or WI Variances. Seller's ownership of the Properties is such that, with respect to a well or unit listed on Schedule I hereto, it clearly (A) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from such unit, or from currently producing completions in such well which is less than the decimal share set forth on Schedule I in connection with such well or unit in the column headed "Net Revenue Interest" or (B) causes Seller to be obligated to bear a decimal share of the cost of operation of such well (as to such completions) or unit greater than the decimal share set forth on Schedule I in connection with such well or unit in the column headed "Working Interest" (without at least a proportionate increase in the share of production to which Seller is entitled to receive from such well or unit).

(ii) Liens. Seller's ownership of an Oil and Gas Property is subject to a lien other than (A) a lien for taxes which are not yet delinquent or (B) a mechanic's or materialmen's lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (C) liens which will be released at or before Closing.

(iii) Consents. Any Consent to assignment that would render any Lease, by its express terms, void or voidable, or terminable, in the event that such Consent is not obtained prior to assignment of such Lease, and such Consent is not obtained prior to Closing, unless a waiver of such Consent has been obtained with respect to the transaction contemplated hereby or either (A) the period of time required for such party to exercise such right has expired without such party exercising such right, or (B) such right has been exercised and the affected portion of the Properties has been excluded from the transactions contemplated hereby (and the Purchase Price adjusted downward) as provided in Section 6.3.

(iv) Imperfections in Title. Seller's ownership of an Oil and Gas Property is subject to an imperfection in title which, if asserted, would cause a Defect, as defined in subparagraph (i) above, to exist, and such imperfection in title is not such as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

(v) Environmental Matters. Except as disclosed on the Schedule III, an Oil and Gas Property is in violation of Applicable Environmental Laws in any material respect pursuant to the Phase I Environmental Site Assessment conducted by Buyer.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Defect: (i) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Property; (ii) defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription; (iii) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (iv) defects or irregularities in title which for a period of 5 years or more has not delayed or prevented Seller (or Seller's predecessor, if owned by Seller less than 5 years) from receiving its Net Revenue Interest share of the proceeds of production or causes it to bear a share of expenses and costs greater than its Working Interest share from any unit or well; (v) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for 5 years or more; and (vi) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

(b) Seller's Response. In the event that Buyer notifies Seller of Asserted Defects:

(i) Cure. Seller may (but shall have no obligation to) attempt to cure, prior to Closing, one or more Asserted Defects.

(ii) Postpone Closing. Whether or not Seller has then begun to, or ever begins to, cure one or more Asserted Defects (and whether or not Seller has elected options (iii) or (iv) below with respect to one or more Asserted Defects), Seller may postpone the Closing by designating a new Closing Date not later than April 5, 2007. Notwithstanding any such election to postpone Closing, Seller shall still have no obligation to cure Asserted Defects.

(iii) Allocation. Notwithstanding any other election made under this Section (without limitation, it being expressly recognized that Seller may attempt to cure Asserted Defects while acting under this election), Seller may elect to have one or more Asserted Defects handled under Article VIII below.

ARTICLE VIII.
Calculation of Defect Amount; Upward Adjustments

Section 8.1. Procedures. In the event that, as a part of the due diligence reviews provided for in Section 7.1 above, Asserted Defects are presented to Seller and Seller is unable (or unwilling) to cure such Asserted Defects prior to Closing, then Buyer and Seller shall attempt to agree upon an appropriate Defect Amount for each such Asserted Defect .

Section 8.2. Amount of Certain Defects. In the event that Buyer raises as an Asserted Defect one of the following types of Defects, Seller and Buyer shall agree upon a Defect Amount calculated as set forth below in connection with such Defect:

(i) NRI Variance/Proportionate Price Reductions. If the Asserted Defect is (I) a Defect described in clause (A) of Section 7.1(a)(i) or (II) a Defect which otherwise affects a portion of Seller's interest in a well or unit listed on Schedule I: an amount determined by multiplying the "Allocated Amount" set forth for such well or unit on Schedule I by a fraction (A) the numerator of which is an amount equal to the "Net Revenue Interest" shown on Schedule I for such well or unit less the decimal share to which Seller would be entitled to as a result of its ownership interest in such well or unit which is unaffected by such Defect and (B) the denominator of which is the "Net Revenue Interest" shown for such well or unit on Schedule I.

(ii) Liens/Payoff Amount. If the Asserted Defect is a Defect described in Section 7.1(a)(ii), an amount of the debt secured by such lien.

If Seller proposes such an allocation, the Defect Amount will be deemed agreed to under Section 8.1 above.

Section 8.3. Possible Upward Adjustments. Should Seller determine (or should Buyer, in the course of its due diligence reviews contemplated by Section 7.1, determine) that the ownership of the Properties by Seller entitles Seller to a decimal share of the production from a well or unit listed on Schedule I greater than the decimal share shown for such well or unit under the column headed "Net Revenue Interest" on such Schedule I, then Seller may propose an upward adjustment to the Base Purchase Price to account for such fact. The party making such determination shall notify the other party no later than March 27, 2007. Any proposed upward adjustment to the Base Purchase Price shall be reduced by the aggregate Defect Amount, if any, which, for this purpose only, shall include Defect Amounts of less than $50,000.

Section 8.4. Limitations. If the Defect Amount determined pursuant to the above described procedure for any particular Asserted Defect does not exceed $50,000, such Defect Amount will not be included in the calculation of the aggregate Defect Amount for purposes of Sections 9.1(c) and 9.2(c). Notwithstanding anything to the contrary contained herein, the sole purpose of determining the Defect Amount for Asserted Defects is to determine whether or not the conditions precedent set forth in Sections 9.1(c) and 9.2(c) are satisfied. If the Closing occurs, in no event shall there be any adjustment to the Base Purchase Price for any Defect Amount.

ARTICLE IX.
Conditions Precedent to Closing Obligations

Section 9.1. Conditions Precedent to the Obligations of Buyer

. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

(a) Representations True and Correct. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made and, for the purposes of serving as a condition to close, shall be true and accurate in all material respects at and as of such time of Closing as if it had been made again at and as of the Closing.

(b) Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c) Price Allocation Limitations. The aggregate Defect Amount for Asserted Defects (if any) or upward adjustment of the Base Purchase Price (if any) resulting from the procedures set forth in Article VIII does not exceed fifteen percent (15%) of the Base Purchase Price.

(d) Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Buyer is not in material breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated. In the event such a termination by Buyer occurs the parties shall have no further obligations to one another hereunder (other than the obligations under Section 6.1(c) and Section 13.3 hereof all of which will survive such termination). In the event of such a termination by Buyer, the Deposit plus interest will be refunded to Buyer. If Buyer proceeds to Closing with knowledge of any condition precedent above not being met by Seller, such condition precedent will be deemed waived by Buyer as a condition to close and Buyer hereby waives any claim for breach of a representation and warranty or for indemnity related thereto.

Section 9.2. Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the each of the following conditions being met:

(a) Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and for the purposes of serving as a condition to close, and shall be true and accurate in all material respects at and as of such time of Closing as if it had been made again at and as of the Closing.

(b) Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) Price Allocation Limitations. The aggregate Defect Amount for Asserted Defects (if any) resulting from the procedures set forth in Article VIII does not exceed fifteen percent (15%) of the Base Purchase Price.

(d) Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before the Closing Date, and (in either case) Seller is not in material breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated, in which case the parties shall have no further obligations to one another hereunder (other than the obligations under Section 6.1(c) and Section 13.3 hereof, all of which will survive such termination). If Seller proceeds to Closing with knowledge of any condition precedent above not being met by Buyer, such condition precedent will be deemed waived by Seller as a condition to close and Seller hereby waives all claims for breach of a representation and warranty or for indemnity related thereto. In the event of such a termination by Seller, the Deposit plus interest will be refunded to Buyer, unless (i) the conditions which are not met include condition (a) or (b) above or (ii) Buyer shall otherwise have breached this Agreement, in which event the Deposit plus interest shall be retained by Seller. If both Seller and Buyer are in material breach of their obligations hereunder and the Closing does not occur on or before the Closing Date, the Deposit will be refunded to Buyer.

ARTICLE X.
Closing

Section 10.1. Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Seller in Houston, Texas, at 10:00 a.m. Houston, Texas Time, on either March 29, 2007, or April 5, 2007, as designated by Seller in a written notice delivered to Buyer at least three days prior thereto, or at such other date and time (i) as the Buyer and Seller may mutually agree upon or (ii) to which Seller may postpone the Closing pursuant to Section 7.1(b) hereof (such date and time, being herein called the “Closing Date”).

Section 10.2. Seller’s Closing Obligations. At the Closing,

(a) Delivery of Conveyance. Upon receipt of payment of the amount provided in Section 10.3(a), Seller shall execute, acknowledge and deliver to Buyer a conveyance of the Properties (the “Conveyance”), in the form attached hereto as Schedule II (and with Exhibits A and A-1 hereto, with such modifications as may be mutually agreed to by Buyer and Seller, being attached thereto), effective as to runs of oil and deliveries of gas and for all other purposes as of 7 o’clock a.m., local time at the locations of the Properties, respectively, on January 1, 2007 (herein called the “Effective Date”).

(b) Federal and State Conveyance Forms. Seller shall execute (and, where required, acknowledge) and deliver to Buyer forms of conveyance or assignment as required by the applicable authorities for transfers of any interests in state, federal or Indian leases included in the Oil and Gas Properties.

(c) Letters in Lieu. Seller shall, if requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties.

(d) Turn Over Possession. Seller shall, to the extent Seller can do so, turn over possession of the Properties.

Section 10.3. Buyer’s Closing Obligations. At the Closing,

(a) Payment to Seller. Buyer shall deliver to the Seller, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to (A) the Purchase Price, less or plus (as the case may be) (B) any adjustments under Section 12.2 which are to be made at Closing, less (C) the Deposit.

(b) Succession by Buyer. Buyer shall (A) furnish to Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) as Seller may require that Buyer is qualified with the applicable authorities to succeed Seller as the owner, and, where applicable, operator of the Properties, (B) with respect to properties operated by Seller where Buyer is to succeed Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable authorities, and (C) execute and deliver to Seller such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to the wells located on the Properties or on units in which the Properties participate.

ARTICLE XI.
Post Closing Actions
Section 11.1. Transfer of Files. To the extent Buyer or one of its affiliates does not already have possession of any of the following described files and records, Seller will use its best efforts to deliver to Buyer, at Buyer’s expense, and within 45 days after Closing, all of Seller’s lease files, abstracts and title opinions, division order files, production records, well files, accounting records (but not including general financial accounting or tax accounting records), and other similar files and records which directly relate to the Properties, other than those which Seller considers to be proprietary or confidential to it or which Seller cannot provide to Buyer without, in its reasonable opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. Seller may, at its election, make and retain copies of any or all such files. Buyer shall preserve all files so delivered by Seller for a period of four years following Closing and will allow Seller access (including, without limitation, the right to make copies at Seller’s expense) to such files at all reasonable times.

Section 11.2. Notifications by Buyer. Immediately after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and government agencies that it has purchased the Properties.

ARTICLE XII.
Accounting Adjustments

Section 12.1. Adjustments for Revenues and Expenses. Appropriate adjustments to the Base Purchase Price and the Purchase Price, as applicable, shall be made between Buyer and Seller so that:

(a) Buyer will bear all expenses which are incurred in the operation of the Properties after the Effective Date, including without limitation all overhead costs under the Applicable Operating Agreements, and Buyer will receive all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties and which are produced after the Effective Date, and

(b) except as provided in subsection (c) below, Section 12.3 below and Article XIII, Seller will bear all expenses which are incurred in the operation of the Properties before the Effective Date and Seller will receive all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the Effective Date and

(c) Buyer will bear all drilling costs, reworking costs, and all other capital expenditures which are incurred in connection with the development, exploration or operation of the Properties after the earlier of the Effective Date or the date of this Agreement.

It is agreed that, in making such adjustments:

(i) oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Oil and Gas Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date,

(ii) ad valorem and similar taxes assessed for periods prior to the Effective Date, including any prepaid taxes by Seller, shall be borne by Seller and ad valorem taxes assessed for periods on or after the Effective Date shall be borne by Buyer (ad valorem and similar taxes shall be considered assessed for the period for which they are stated to be assessed, even if the same are based on production or other activities occurring in prior periods),

(iii) ad valorem and similar taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date),

(iv) the provisions of Section 16.3 shall be given effect as if the same had taken effect on the Effective Date,

(v) casualty losses shall be handled in accordance with Section 14.1,

(vi) delay rentals shall be attributable to the period for which they are paid (e.g. annual delay rentals due on January 1, 2004 shall be attributable to calendar year 2004) rather than to the time when paid, and shall be prorated with respect to such period in the same manner as ad valorem taxes and

(vii) no consideration shall be given to the local, state or federal income tax liabilities of any party.

With respect to Section 12.1(b), the Parties acknowledge that the allocation of expenses incurred in the operation of, and proceeds of production from, the Properties before the Effective Date among the partners of the Sellers shall be governed by the terms of the existing limited partnership agreements of the Sellers.

Section 12.2. Initial Adjustment at Closing. At least five (5) days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of the amount of the adjustments provided for in Section 12.1 above based on amounts which prior to such time have actually been paid or received by Seller. Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Seller’s computation shall be used at Closing, subject to further adjustment under Section 12.3 below. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall, as provided in Section 10.3 above, receive a credit at Closing for the amount of such excess, and if the converse is true, then, as provided in Section 10.3 above, the amount to be paid by Buyer to Seller at Closing shall be increased by the amount of such excess.

Section 12.3. Adjustment Post Closing. On or before June 29, 2007, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Section 12.1 above, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller. During the period between Closing and the point in time when such post closing adjustment has been agreed to, Buyer shall, on a monthly basis, pay over to Seller any revenue received by it with respect to the Properties which was, under Section 12.1 above, to be reserved by Seller and such payments shall be considered in making such post closing adjustment. If Buyer and Seller are unable to agree on or before July 31, 2007, on whether any additional adjustments should be made beyond those made at Closing or the amount of such additional adjustments, then such matters shall be determined by arbitration in accordance with the terms of Section 16.19

Section 12.4. No Further Adjustments. Following the adjustments under Section 12.3 above, no further adjustments shall be made under this Article XII. Should any expenses with regard to the Properties be charged to (or received by) Seller or Buyer after December 31, 2007, the same shall be borne by Buyer, regardless of the periods to which the same relate, and any bills received by Seller will be forwarded to Buyer.

ARTICLE XIII.
Assumption and Indemnification

Section 13.1. Assumption and Indemnification By Buyer. From and after the Closing, Buyer shall assume, indemnify and hold Seller (and its partners, members, and all their affiliates, and all their respective directors, officers, employees, attorneys, contractors and agents) harmless from and against any and all claims, actions, causes of action, liabilities, damages, costs or expenses (including, without limitation, court costs and consultants’ and attorneys’ fees) of any kind or character (individually a “Seller’s Indemnified Claim” and collectively “Seller’s Indemnified Claims”) arising out of

(a) any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement,

(b) the ownership and/or operation of the Properties regardless of whether the same accrued or otherwise arose before or after the Closing (including, without limitation, those arising under the contracts and agreements described in Section 2.1(d) above),

(c) the condition (“Condition of the Properties”) of the Properties on or after the date of Closing (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Properties, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, Applicable Environmental Laws, rules, regulations and orders, including conducting any remediation, investigation, removal or cleanup activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Closing, or

(d) any disposal of hazardous substances or solid wastes (as defined in the Applicable Environmental Laws) that were generated on the Properties and disposed of offsite prior to or after the Closing.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii)  THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON ANY INDEMNIFIED PARTY.

Section 13.2. Notice of Claim. If indemnification pursuant to Section 13.1 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure to give such notice and as otherwise provided in Section 15.1. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.

Section 13.3. No Commissions Owed. Seller agrees to indemnify and hold Buyer (and its partners and its and their affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold Seller (and its partners and its and their affiliates and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

ARTICLE XIV.
Casualty Losses

Section 14.1. Casualty Loss. Seller shall maintain its existing insurance coverage. In the event of damage by fire or other casualty to the Properties prior to the Closing, this Agreement shall remain in full force and effect, and Buyer shall be obligated to Close with respect to the Property affected by such damage without any reduction of the Purchase Price. In such event, Seller shall assign to Buyer any insurance claims related to such damage, and in the event of a loss which is not covered by insurance, Seller shall have no obligation to Buyer with respect thereto; provided that, if Buyer so requests, Seller will assign any rights it may have against third parties with respect to such damage

ARTICLE XV.
Notices

Section 15.1. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:	EnerVest Production Partners, Ltd. c/o EVPP GP, LLC, General Partner 1001 Fannin, Suite 800 Houston, Texas 77010 Attn: Mr. Michael Mercer Telephone: (713) 659-3500 Telecopy: (713) 659-3556

If to Seller:
EnerVest Monroe Limited Partnership
c/o EnerVest Management Partners, Ltd.,
General Partner
1001 Fannin, Suite 800
Houston, Texas 77010
Attn: Mr. Mark Houser
Telephone: (713) 659-3500
Telecopy: (713) 659-3556

With a copy to:	TIFD III-X LLC c/o GE Commercial Finance—EFS 120 Long Ridge Road - 3rd Floor Stamford, Connecticut 06927-1550 Attn : Global Asset Management Operations Telecopy: (203)961-2017

or such other post office address within the continental limits of the United States as a party may designate for itself by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address as provided above. Notices given by telecopier, if receipt is confirmed by the transmitting device, shall be effective upon actual receipt of received during recipient’s normal business hours or at the beginning of the next business day after receipt if received after recipient’s normal business hours.

ARTICLE XVI.
Miscellaneous Matters

Section 16.1. Survival of Provisions. None of the representations and warranties contained in this Agreement, or in any certificate delivered at Closing shall survive the Closing and the delivery of the Conveyance. The obligations of the parties under Article IX (to the extent the same are, by mutual agreement, not performed at Closing), and Sections 13.1, 13.3, 15.1 and Article XVI shall (subject to any limitations set forth therein) survive the Closing and the delivery of the Conveyance. The obligations of the parties under Article XII, and Sections 6.2 and 6.3 shall survive the Closing and the delivery of the Conveyance but only for a period of 180 days from the Closing.

Section 16.2. Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer.

Section 16.3. Gas Imbalances, Make-Up Obligations. Without limitation of any other provision of this Agreement, it is expressly understood and agreed that, upon the occurrence of Closing, but effective as of the Effective Date, Buyer shall succeed to and assume the position of Seller with respect to all gas imbalances and make-up obligations related to the Properties (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise). As a result of such succession, Buyer shall (i) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position (including, without limitation, rights to produce and receive volumes of production in excess of volumes which it would otherwise be entitled to produce and receive by virtue of ownership of the Properties and rights to receive cash balancing payments), and (ii) be obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such position (including, without limitation, the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Properties, to deliver production to purchasers hereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (iii) shall be responsible for any and all royalty obligations with respect to such imbalances (including, without limitation, any of the same arising out of royalties having been paid on an “entitlement” basis rather than a “receipts” basis).

Section 16.4. Waiver of Consumer Rights. Buyer hereby waives its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a law that gives consumers special rights and protections, and any similar law in any other state to the extent such Act or similar law would otherwise apply. After consultation with an attorney of Buyer’s own selection, Buyer voluntarily consents to this waiver. To evidence Buyer’s ability to grant such waiver, Buyer represents to Seller that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby, (c) is not in a significantly disparate bargaining position, and (d) has consulted with, and is represented by, an attorney of Buyer’s own selection in connection with this transaction, and such attorney was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

Section 16.5. Parties Bear Own Expenses/No Special Damages. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 16.6. No Sales Taxes. Sales, transfer or similar tax imposed in connection with this transaction shall be the responsibility of and shall be paid by Buyer. Buyer shall indemnify and hold Seller (and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Buyer shall remit such taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

Section 16.7. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter; provided that any Confidentiality Agreement executed by Buyer and Seller, or any representative of Seller, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.

Section 16.8. Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

Section 16.9. Choice of Law. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the state of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessary governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state.

Section 16.10. Time of Essence. Time is of the essence in this Agreement.

Section 16.11. No Assignment. Neither party shall have the right to assign this Agreement, including any indemnification rights, without the prior written consent of the other party first having been obtained.

Section 16.12. Successors and Assigns. Subject to the limitation on assignment contained in Section 16.11 above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 16.13. No Press Releases. Except as may be required under applicable law, prior to Closing neither party shall make any public announcement with respect to the transaction contemplated hereby without the consent of the other party, which consent is not to be unreasonably withheld.

Section 16.14. Counterpart Execution, Fax Execution. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 16.15. Exclusive Remedy. The sole and exclusive remedy of Buyer with respect to the Properties shall be pursuant to the express provisions of this Agreement. Without limitation of the foregoing, if the Closing occurs the sole and exclusive remedy of Buyer, for any and all (a) claims relating to any representations, warranties, covenants and agreements that is contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement and (c) other claims relating to the Properties and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Agreement, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law. If the Closing occurs, Buyer shall also be deemed to have waived, to the fullest extent permitted under applicable law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any Applicable Environmental Law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise. If the Closing does not occur due to the breach of Seller, (i) to the extent permitted by applicable law, the sole and exclusive remedy of Buyer shall be the right to return of the Deposit to the extent provided in the other provisions of this Agreement and to specific performance under applicable law, (ii) except with respect to the return of the Deposit, Buyer shall not be entitled to recover any monetary damages and (iii) Seller agrees that in such event Buyer’s legal remedies will be inadequate and that the Properties are unique. If Buyer’s remedy of specific performance should for any reason be legally unenforceable, then the sole and exclusive remedy of Buyer, in such event, shall instead be the right to return of the Deposit, plus all accrued interest thereon and to recover actual out-of-pocket costs and expenses (but excluding overhead and salaries of Buyer’s employees) incurred by Buyer in connection with this transaction.

Section 16.16. Imputed Knowledge and Waiver. Anything to the contrary notwithstanding, if Buyer or an affiliate of Buyer is the operator or the contract operator of any Oil and Gas Property, Buyer shall be deemed to have knowledge of any breach of any representation or warranty by Seller with respect to any Oil and Gas Property for which Buyer or any affiliate of Buyer is acting as the operator or contract operator, and shall not be entitled (and hereby waives any right) (i) to refuse to close because of the existence of any such breach or (ii) to indemnity or any other remedy with respect to any such breach.

Section 16.17.  Arbitration. Any matters that are to be determined by arbitration pursuant to the other provisions of this Agreement, shall be resolved solely and exclusively by arbitration in accordance with the Federal Arbitration Act and using the rules of the American Arbitration Association or any successor thereof when not in conflict with such act. Arbitration shall take place at an appointed time and place in Harris County, Texas. Each party shall select one impartial arbitrator, and the two so designated shall select a third impartial arbitrator. If either party shall fail to designate an arbitrator within ten (10) days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within twenty (20) days after arbitration is requested, then such arbitrator shall be selected by the Senior U.S. District Judge for the Southern District of Texas. All arbitrators selected under this Agreement shall have at least eight (8) years of professional experience in the oil and gas industry and shall not have been previously employed by either party and shall not have a direct or indirect interest in either Party or the subject matter of the arbitration. The arbitration hearing shall commence as soon as is practical, but in no event later than thirty (30) days after the selection of the third arbitrator. Judgment upon an award of the majority of the arbitrators shall be binding and, if necessary, may be enforced in any court of competent jurisdiction. The arbitrators shall not have any authority to award any special, consequential, or punitive damages The arbitration process shall be kept confidential and the statements, agreements, views, evidence and opinions in connection with such arbitration proceeding shall not be discoverable or admissible in any legal proceeding for any purpose except to the extent necessary to enforce the award of the arbitrators. The fees and expenses of the third arbitrator shall be shared one-half by Seller and one-half by Buyer and the fees and expenses of the arbitrator selected by a Party shall be borne by that Party.

Section 16.18. References, Titles and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

Section 16.19. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision.

Section 16.20. Seller’s Obligations Several Not Joint. Anything to the contrary notwithstanding, the obligations and liability of each Party Seller, arising under and in connection with this Agreement shall be several and not joint. Any representations, warranties, and covenants of “Seller” under this Agreement relating to the Properties are made by each Party Seller, severally with respect only to the interest owned by each, in the Properties. Any representations, warranties, or covenants relating to the organization, existence, power, and authority of “Seller” and the execution and delivery of this Agreement by “Seller”, are made individually by each Party Seller only as to its organization, existence, power, and authority and its execution and delivery of this Agreement. Any covenant by “Seller” with reference to the employees or employment relationship of “Seller” is made by each Seller individually with respect to its employees.

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

EnerVest Monroe Limited Partnership

By:	EnerVest Management Partners, Ltd., its General Partner

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ MARK A. HOUSER
Name: Mark A. Houser Title: President

EnerVest Monroe Pipeline, Ltd.

By:	EnerVest Monroe Pipeline GP, L.C., its General Partner

By:	EnerVest Monroe Limited Partnership, its sole member

By:	EnerVest Management Partners, Ltd., its General Partner

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ MARK A. HOUSER
Name: Mark A. Houser Title: President

EnerVest Monroe Pipeline, Ltd.

By:	EnerVest Monroe Pipeline GP, L.C., its General Partner

By:	EnerVest Monroe Limited Partnership, its sole member

By:	EnerVest Management Partners, Ltd., its General Partner

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ MARK A. HOUSER
Name: Mark A. Houser Title: President

EnerVest Production Partners, Ltd.

By:	EVGP GP, LLC, its General Partner

By:	EV Properties, L.P., its Sole Member

By:	EV Properties GP, LLC, its General Partner

By:	EV Energy Partners, L.P., its Sole Member

By:	EV Energy GP, L.P., its General Partner

By:	EnerVest Management, LLC, its General Partner

By:	EnerVest Management Partners, Ltd., its Sole Member

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ KATHRYN S. MACASKIE
Name: Kathryn S. MacAskie Title: Senior Vice President - Acquisitions